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                                                                      EXHIBIT 14

                          WESTLAKE CHEMICAL CORPORATION
                                AND SUBSIDIARIES
                                 (THE "COMPANY")

                                                                   MARCH 1, 2004

                CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER,
          PRINCIPAL FINANCIAL OFFICER, AND PRINCIPAL ACCOUNTING OFFICER

                  This Code of Ethics supplements the Company's Code of Conduct dated June 2003. This Code of Ethics applies to the Company's Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer (the "Covered Employees"). The Company expects all its employees to act in accordance with the highest standards of personal and professional integrity, to comply with all applicable laws, rules and regulations, to deter wrongdoing, and to abide by the Company's Code of Conduct and other policies and procedures adopted by the Company that govern the conduct of its employees.

                  HONEST AND ETHICAL CONDUCT; CONFLICTS OF INTEREST. In carrying out their duties and responsibilities, Covered Employees should engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Covered Employees should strive to identify and raise potential issues before they lead to problems.

                  A conflict of interest occurs when an individual's personal interest is adverse to or otherwise in conflict with the interests of the Company. Covered Employees should avoid taking actions that would create actual or apparent conflicts of interest. In those rare occasions in which an unanticipated conflict of interest may arise, the affected Covered Employee should promptly bring the situation to the attention of higher levels of management, the Company's Legal Department, or the Audit Committee so that appropriate steps may be taken to eliminate the conflict or take other appropriate action to mitigate the effect of the conflict. Conflicts of interest may involve not only situations in which the Covered Employee has a direct personal interest, but also those in which a family member has an interest or those in which the interest is indirect through a corporation, partnership or other entity.

                  FULL AND FAIR DISCLOSURE. It is the Company's policy that the information in its public communications, including filings with the Securities and Exchange Commission, be timely and understandable and fair, complete, and accurate in all material respects. Covered Employees should exercise diligence and care to do their part in acting in furtherance of this policy. Covered Employees are prohibited from knowingly misrepresenting, omitting, or

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causing others to misrepresent or omit, material facts about the Company to anyone having a role in the Company's financial reporting and disclosure processes. Covered Employees must not directly or indirectly take any action to coerce, manipulate, mislead, or fraudulently influence the Company's or its subsidiaries' independent auditors or any internal accounting or auditing personnel for the purpose or with the effect of rendering the Company's financial statements misleading, or direct anyone else to do so.

                  It is the responsibility of each Covered Employee promptly to bring to the attention of the Company's Disclosure Committee any material information of which the executive may become aware that affects the disclosures made by the Company in its public filings or otherwise, and otherwise to assist the Disclosure Committee in fulfilling its responsibilities. In addition, each Covered Employee shall promptly bring to the attention of the Disclosure Committee any information the employee may have concerning (a) significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial information or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

                  COMPLIANCE WITH LAWS AND REGULATIONS. Covered Employees should comply with applicable governmental laws, rules and regulations. Although no single individual is expected to know the details of all laws, rules, and regulations, it is important to know enough to determine when to seek advice or guidance. Each Covered Employee should promptly bring to the attention of appropriate senior management, the Company's Legal Department or the Audit Committee evidence of any material violations of laws, rules, or regulations applicable to the Company, by the Company or anyone acting on its behalf.

                  REPORTING OF VIOLATIONS OF THIS CODE. Each Covered Employee is responsible for reporting any violation of this Code of Ethics, or circumstances which the Covered Employee considers to involve a probable violation, to the Compliance Officer identified below. Employees may choose to remain anonymous in reporting violations or circumstances that may involve a violation.

                  ACCOUNTABILITY. Each Covered Employee will be held accountable for his or her adherence to this Code of Ethics. The failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law that may result in civil and criminal penalties.

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                  COMPLIANCE OFFICER. The Compliance Officer for purposes of this Code of Ethics is David R. Hansen.

                  ACKNOWLEDGMENT STATEMENT. Each Covered Person must sign and return to the Compliance Officer the attached Acknowledgment Statement. This must be done promptly upon adoption of this Code of Ethics by the Company and each year thereafter in connection with the preparation and filing of the Company's Annual Report on Form 10-K.

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                          WESTLAKE CHEMICAL CORPORATION

                                 CODE OF ETHICS

                            ACKNOWLEDGMENT STATEMENT

                  [to be signed separately by the Principal Executive Officer, the Principal Financial Officer, and the Principal Accounting Officer]



The undersigned acknowledges receipt of the Code of Ethics to which this Acknowledgment Statement is attached and states that he/she will comply therewith.

                                          __________________________________

                                          Name:  ___________________________

                                          Title:  __________________________